Exhibit 10.1

2005-1 Amendment

to

Old Kent Executive Thrift Plan

W I T N E S S E T H :

WHEREAS, Fifth Third Financial Corporation, as successor to Old Kent Financial Corporation, maintains the Old Kent Executive Thrift Plan;

WHEREAS, section 8.1 of the Old Kent Executive Thrift Plan reserves to the Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee (the “Committee”) the power to amend the plan;

WHEREAS, the Committee would like to amend the plan and to provide for its complete amendment and restatement into The Fifth Third Bancorp Nonqualified Deferred Compensation Plan;

NOW, THEREFORE, pursuant to the reserved power of amendment contained in section 8.1 of the Old Kent Executive Thrift Plan, the Plan is hereby amended in the following respects:

1.	Amendment and Restatement of Plan. Subject to the transition rules set forth below, the Old Kent Executive Thrift Plan is hereby amended and restated in its entirety effective January 1, 2005, as The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2005).

As such, the plan document (and any future amendments) comprising The Fifth Third Bancorp Nonqualified Deferred Compensation Plan shall be controlling with respect to vested benefits attributable to the Old Kent Executive Thrift Plan; provided, however, prior to such date in 2005 as determined by the Administrator, the Old Kent Executive Thrift Plan may be administered based on the provisions of the plan document and amendments comprising such plan, as they existed prior to this amendment and restatement, to the extent consistent with Internal Revenue Code section 409A. Otherwise such plan document and amendments shall have no further force and effect.

The Old Kent Executive Thrift Plan shall constitute a “Predecessor Plan” as defined in The Fifth Third Bancorp Nonqualified Deferred Compensation Plan. The only amounts attributable to the Old Kent Executive Thrift Plan which shall be reflected in a Participant’s Predecessor Plan Diversified Account are those amounts that are vested. Amounts forfeited shall not be reflected in the Predecessor Plan Diversified Account.

2.	Election to Terminate Participation. The Administrator, in its sole and absolute discretion, may offer to any Participant the option to terminate participation in the Old Kent Executive Thrift Plan and to receive in 2005 a complete payout of his vested account. Any such election shall be administered by the Administrator in compliance with Internal Revenue Service Notice 2005-1 and any other applicable legal authority. The amount and other aspects of the payment shall be determined by the Administrator generally in accordance with the Old Kent Executive Thrift Plan document and amendments, as they existed prior to the amendment and restatement, but the Administrator shall have the authority to vary from such documents, as it deems necessary or appropriate, to complete the payout.

Specifically, but without limitation, the Administrator, in its discretion, may condition the ability of a Participant to receive a complete payout of his vested account in 2005, on the Participant consenting to Fifth Third Financial Corporation’s amendment of the Old Kent Executive Benefit Trust and removal of Wachovia Bank, N.A. as trustee.

3.	Ongoing Payment Provisions.

a.	Participants Actively Employed or Not in Pay Status. This subsection shall apply to a Participant who remains actively employed by an Employer (as defined in The Fifth Third Bancorp Nonqualified Deferred Compensation Plan) as of a date in 2005 determined by the Administrator, or who has terminated employment and not yet received or commenced receiving payment of his vested account. Such a Participant who does not elect a complete payout in 2005 of his Old Kent Executive Thrift Plan vested account, shall be subject to the payment provisions under The Fifth Third Bancorp Nonqualified Deferred Compensation Plan. Any prior elections and payment provisions under the Old Kent Executive Thrift Plan shall be of no further force and effect. As provided in The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, such a Participant may make a payment election in 2005 for his entire Account under that Plan, including his Predecessor Plan Diversified Account (attributable to his vested benefit from the Old Kent Executive Thrift Plan).

b.	Participants in Pay Status in 2005. A Participant who has commenced receiving installment payments in 2005 or earlier, and who does not elect a complete payout in 2005 of his Old Kent Executive Thrift Plan account, shall continue to be paid such benefit (Predecessor Plan Diversified Account) in accordance with his controlling payment election or plan provision in effect under the Old Kent Executive Thrift Plan, prior to its amendment and restatement, subject to the following:

(i)	as provided in The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, the annual payment date shall be as of the first business day of August, and payments may be made after such date for administrative convenience.

(ii)	except for the $10,000 cashout provision, such payment election shall be subject to the terms and conditions of The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (including, without limitation, the $25,000 cashout provision).

IN WITNESS WHEREOF, the Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee has caused this amendment to be adopted this 19th day of October, 2005.

The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee

By:	/S/ PAUL L. REYNOLDS

2